Exhibit 99

FOR IMMEDIATE RELEASE

VillageEDOCS Announces Conversion to Equity of $3.68MM in Notes Payable

TUSTIN, California -February 14, 2005- VillageEDOCS, (OTCBB: VEDO  - news: www.villageedocs.com) announced today that on February 10, 2005, holders of $3,682,609 in convertible secured promissory notes payable and accrued interest thereon (the "Note Holders") converted the outstanding principal and interest amount of their notes to 40,332,669 shares of VillageEDOCS restricted common stock.  The amount of debt converted represents approximately 60% of the Company's notes payable debt, and will result in changing the previously reported stockholders' deficit on the Company's balance sheet to stockholders' equity.  In addition, the conversion of the notes will reduce 2005 interest expense by approximately $255,000, assuming the notes would otherwise have remained outstanding throughout all of 2005.   Following the conversion, the amount owed by VillageEDOCS to the Note Holders pursuant to convertible promissory notes payable has decreased to $1,000,000 in unpaid principal and approximately $44,000 in unpaid interest.

"We are very pleased with the Note Holders' decision to convert the majority of their loans.  This conversion substantially reduces our debt and improves our profitability.  We will continue our efforts to further reduce debt this year.  The acquisition we announced on November 2, 2004 is proceeding as planned and we expect to close the transaction on April 1, 2005.  The conversion will support our desire to acquire another company later this year," said Mr. Mason Conner, President and CEO of VillageEDOCS.

Per the terms of the notes, the Note Holders converted the $3,682,609 of debt and accrued interest to common stock at prices ranging from $0.07 per share to $0.15 per share, with an average conversion price of $0.09 per share.  As a result of the conversion, the Note Holders will hold shared voting and shared dispositive power over seventy-seven percent (77%), or 59,495,094 shares, of VillageEDOCS' common stock.

About VillageEDOCS

VillageEDOCS, through our MessageVision subsidiary, is a leading provider of comprehensive business-to-business business information delivery services and products for organizations with mission-critical needs, including major corporations, government agencies and non-profit organizations.  Through our Tailored Business Systems subsidiary, we provide accounting and billing solutions for county and local governments.  For further information, visit our website at www.villageedocs.com.

Contact Information: Phone: 714.734.1030, Fax: 714.734.1040, email: info@villageEDOCS.com, Corporate Website: www.villageedocs.com   Service Website: www.villagefax.net

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company's plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein.  These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in the Company's SEC reports, of which many are beyond the control of the Company.  The Company assumes no obligation to update or alter the information in this news release.  Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.